Exhibit 10.1

November 10, 2004

VIA FACSIMILE AND U.S. MAIL

949-720-0911

Michael Lambert

2527 Bunya Street

Newport Beach, CA 92660

Re:	Employment Terms

Dear Michael:

Quest Software, Inc. (“Quest”) is pleased to offer you the position of Senior Vice President, Finance, on the following terms. It is our understanding that you will be designated Quest’s Chief Financial Officer as well following an orderly transition period (expected to continue until March 15, 2005).

You will report to me, work out of our corporate offices in Aliso Viejo, California and be expected to perform various duties consistent with your position. Of course, Quest may change your position, duties, and work location from time to time as Quest deems necessary.

Your compensation will be $350,000 per year, to be paid semi-monthly and subject to payroll deductions and all required withholdings, commencing when you report to work on or about November 29, 2004. In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to $100,000. The bonus amount you may receive, if any, shall be discretionary and based your performance during the previous year as evaluated by the Chief Executive Officer and the Compensation Committee of the Quest Board of Directors, in their sole and absolute discretion. You will be eligible for standard Quest benefits, including group medical, dental and life insurance plans and participation in our 401k Plan. Details about these benefits and our policies for vacation, sick leave and holidays, are available for your review. Quest may modify compensation and benefits from time to time as it deems necessary.

If Quest terminates your employment without cause, Quest will pay your base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination subject to standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims in our standard form, you will continue to receive 50% of your base salary for a period of twelve months from the termination date, less standard deductions and withholdings.

The Compensation Committee of Quest’s Board of Directors has approved Quest’s grant to you of a nonqualified stock option under the Quest 1999 Stock Incentive Plan to purchase 400,000 shares of Quest Common Stock (the “Option”). The Option will be granted on the date your employment commences, and will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Option will be equal to the fair market value of the common stock established on the date of grant, and will be subject to vesting over five (5) years so long as you continue to be employed with Quest, according to the following schedule: twenty percent (20%) of such options will vest one year from the grant date and the remaining shares will vest in equal installments at the end of each six-month period thereafter for four (4) years.

As a Quest employee, you will be expected to abide by Quest rules and regulations and acknowledge in writing that you have read our Employee Handbook which will govern the terms and conditions of your employment. The Employee Handbook may be modified from time to time at the sole discretion of Quest. You will also be expected to abide by Quest’s Code of Business Ethics.

As a condition of employment, you will be required to sign and comply with our form of Proprietary Information and Inventions Agreement which, among other customary restrictions, prohibits unauthorized use or disclosure of our proprietary information.

In your work for Quest, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Quest. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Quest premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Your employment with Quest is not for a guaranteed or definite period of time. Rather, the employment relationship is “at will”. This means that you may terminate your employment with Quest at any time and for any reason whatsoever simply by notifying Quest. Likewise, Quest may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Quest executive officer.

Except with the prior written consent of the Quest Chief Executive Officer, you will not, during any period during which you are receiving compensation or any other consideration from Quest, including, but not limited to, severance pay, engage in competition with Quest and/or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of Quest and/or any of its affiliates.

This letter, together with your Proprietary Information and Inventions Agreement and the Employee Handbook, forms the complete and exclusive statement of the terms of your employment with Quest. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of Quest, its successors, and its assigns.

Please sign and date this letter, and return it to me by November 27th, 2004, if you wish to accept employment at the Company under the terms described above. If so, we’ll consider you part of the Quest senior management team and hired for employment on these terms. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ VINCENT C. SMITH
Vincent C. Smith Chief Executive Officer

Accepted:

/s/ MICHAEL LAMBERT
Michael Lambert

November 23, 2004
Date